Date : 08th January 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Duane Street Corp

To Whom It May Concern:

We consent to the inclusion in this Amendment No. 4 to Registration Statement (the “Registration Statement”) on Form S-1 of Duane Street Corp (the “Company”) of our report, dated August 22, 2012, with respect to our audit of the financial statements of the Company as of December 31, 2011 which report appears in this Registration Statement.

We also consent to the reference to us under the heading “Interest of Named Experts and Counsel” in such Registration Statement.

Sincerely,

/s/ Dov Weinstein & Co. C.P.A. (Isr)

Jerusalem, Israel